Exhibit 10.4

SMART ONLINE, INC.

Cash Bonus Program

(Approved, November 2007)

The Cash Bonus Program of Smart Online, Inc. (the “Company”) is designed to award and motivate employees for acting as partners with the Company to achieve financial success during a fiscal year. All employees of the Company, including named executive officers, would be eligible to receive annual cash bonus awards.

Pursuant to the program, each fiscal year commencing with fiscal 2008, a cash bonus pool for awards shall be established based upon the Company’s net profit as of the fiscal year end once a threshold net profit number of $300,000 is met by the Company. If the threshold net profit number is met as of December 31 of the fiscal year, a cash bonus pool of 10% of the actual net profit as of that date shall be allocated for distribution to employees based on the recommendations of management and approval of the Compensation Committee of the Board. The bonuses would be awarded after the fiscal year audit is complete, and each intended bonus recipient must be an employee at the time the bonus awards are paid out in order to be eligible to receive an award.